EXHIBIT 21.1

LIST OF SUBSIDIARIES

The following is a list of the direct and indirect subsidiaries of PrivateBancorp, Inc. as of December 31, 2007:

Entity Official Name	Jurisdiction of Formation or Organization

The PrivateBank and Trust Company	State of Illinois Department of Financial and Professional Regulation
Lodestar Investment Counsel, LLC	Delaware Secretary of State
The PrivateBank Securities, LLC	Delaware Secretary of State
PB Real Estate, LLC	Illinois Secretary of State
The PrivateBank	Office of Thrift Supervision
TrustCo, LLC	Missouri Secretary of State
The PrivateBank	State of Michigan Department of Labor and Economics, Office of Financial and Insurance Services
The PrivateBank Mortgage Company	Michigan Secretary of State
BBH Financial Advisors, Inc.	Michigan Secretary of State
The PrivateBank	Georgia Secretary of State and Georgia Banking Commission
The PrivateBank, National Association	Office of Comptroller of the Currency
The PrivateBank Mortgage Company, LLC	Illinois Secretary of State
PrivateBancorp Statutory Trust I	Delaware Secretary of State
PrivateBancorp Statutory Trust III	Connecticut Secretary of State
Bloomfield Hills Statutory Trust I	Delaware Secretary of State
Private Investment Limited Partnership I	Illinois Secretary of State